Exhibit 10.1
PPG Industries
PPG Industries Europe Sàrl
Rte de Gilly 32
1180 Rolle
Switzerland

Phone	:	+41	21	822	3000
Fax	:	+41	21	822	3100

Employment Agreement
between    PPG Industries Europe Sàrl, Rolle
hereinafter: "the Employer"
and    Jean-Marie Greindl
hereinafter: "the Employee"
concerning    Employment as
Vice President Automotive Coatings EMEA
Employment Agreement dated 5 November 2010.

1    Start Date, Position, Duration of Employment
Subject to the obtaining of a valid Swiss work permit, this contract conditions as outlined below will enter into effect only on the date of move to Switzerland, but not later than the 1st of January 2011.
Employee is offered a position and function as Vice President Automotive Coatings EMEA
The assignment in Switzerland will be a continuation of the employee's career in the group and this contract will take into account the accumulated service seniority from earlier PPG Assignments starting October 19, 1987
This contract is established for an indefinite period.
2    Scope of Employment and Duties
Employee shall take on the duties and obligations connected with the role of VP Automotive Coatings EMEA in accordance with the terms and conditions of this Employment Agreement, with the articles of association, with the law, with specific instructions given by the Board of the Employer as well as in line with general directives. General directives particularly include the organizational regulations, business policy, guidelines and directives of the PPG Group.
Employee procures to carefully perform the work within his responsibility and to devote all of his business efforts and time to the Employer and PPG Industries.
The continuation or acceptance of any engagement in any other employment, occupation or consulting activity for any direct or indirect remuneration such as consultant, employee or board member, or the exercise of a public office or in a business association, is subject to the prior written approval of the Board of the Employer.
3    Place of Work
Employee will be located at PPG Industries European Headquarters in Rolle, Switzerland.

4	Probation period Not applicable.
5    Notice period
Contract may be terminated by either party upon giving 3 months written notice as per the end of the month, but for the first time 6 months after start date. Notice of termination has to be given by registered mail (fax or email do not suffice). Such notice is deemed received by the respective party upon delivery or on the first day the notice can be collected at the post office.

6	Working Schedule 40 hours per week.

7	Compensation
Employee shall be entitled to an annual fixed salary of CHF 420'000,- for the above working Schedule, payable in 13 same monthly rates as per the end of the calendar month after deduction of the contributions to social security, pension plans and similar contributions to be borne by Employee as required by applicable laws and regulations. The 13th monthly salary will be paid out together with the salary for the month of November. For employees commencing or leaving during the year, this payment will be done prorata temporis.
The fixed salary covers the entire working time, including overtime, necessary for carrying out and performing Employee's duties and obligations.
8    Gratifications
Within the framework of the PPG Management Award Bonus Plan (MAP) and depending on the achievement of the defined goals, Employee shall be granted a voluntary target bonus of CHF168'000,- in case the defined goals are achieved by 100%, provided that this Employment Agreement has not been terminated by December 31 of the year considered for the bonus calculation. The payment and the amount of the target bonus are in the sole discretion of PPG and depend on the individual performance of Employee, as well as the European and worldwide business performance of the PPG Group, as per the policy in place.
Any Gratification payments that the Employer grants are always deemed to be voluntary gratifications in the free discretion of the Employer for which Employee does not have a claim and which do not entitle Employee to such payments in the future.
The gratifications, if any, are payable after deduction of the contributions to social security, pension plans and similar contributions to be borne by Employee as required by applicable laws and regulations.
9    Business Expenses
Employee shall be reimbursed for all reasonable business expenses in accordance with the applicable PPG policies in effect from time to time.

10    Other special conditions

Involuntary Employment Termination without cause

•
While on Swiss assignment, if employment is terminated by the company for reason other than cause, the employee's termination indemnity applicable in their existing employment agreement immediately prior to the Swiss assignment will be paid: amount calculated at departure of Belgium € 1'604'066,- gross.

•
In the event you are terminated without cause within the first 12 months after your relocation to Switzerland, relocation expenses back to Belgium of up to CHF 20'000,-against expenses will be paid to you (these expenses would not be due if you were to be made redundant for cause)

•	Installation premium
13 % of gross home annual salary. Will be paid net of taxes at the date of move.
• Relocation assistance
The relocation agency at the host location will provide Swiss assistance for
◦House hunting
◦School search
◦Orientation visit (2 days)
◦Installation support
• Tax Assistance
Tax Counseling and tax return preparation for 3 years with Ernst & Young will be paid by PPG.

•	Health Premium
PPG will pay for the employee's and family total health insurance coverage with Intras.

•	Schooling
If the employee decides to enroll his children in a private school in Switzerland, PPG will pay the tuition cost to the school as follows:
•For School year 2011, the tuition fee, inscription and obligatory cost for the 3 children
•For School year 2011-2012, the tuition fee and obligatory cost for 2 children
•For School year 2012-2013, the tuition fee and obligatory cost for 1 child

•	Moving Expenses
PPG will arrange and cover the cost to transport the employee and family's household goods from home country to Switzerland.

•	Temporary housing
PPG will cover the cost of temporary housing up to 3 months.

•	Spouse career transition
Support with contracted provider up to CHF 10'000,-

•	Home leave: Once each year the employee and his family may travel to their home at company expense for a period of 5 years.
• Company car
You will be entitled to a leased company car that can be used for business as well as for private purposes. The costs for operation and maintenance of the company car and all other modalities in connection with the use of the company car are governed by the PPG Group directives in effect.

11    Vacation
Employee shall be entitled to 25 business days of vacation per calendar year. Dates are agreed between both parties and take into account business constraints. Employee will be granted paid holidays on the dates that are officially observed in the Canton de Vaud.

12    Absence from Work
12.1        Information to the Employer
Employee shall inform the Employer immediately about any absence by stating the reasons as well as the probable duration of said absence.
In case of absence due to illness or accident, Employee shall at any time upon request of the Employer, but in any event three days after the beginning of disability to work, present to the Employer a medical certificate about his/her disability to work and the probable duration of said disability. If the disability to work lasts longer than indicated in the medical certificate, a new certificate shall be handed in.
13    Social Security Insurances
Employee confirms to have been informed on the existing social security protection and the apportionment of premiums. Employee agrees to this and has the right to inspection of the relevant insurance documentation.
Employee acknowledges that the Employer is entitled to amend unilaterally at any time that part of the insurance protection which is over the minimum statutory protection (and which may also include a lowering of the insurance protection), provided that this does not lead to an increase of the apportionment of the premiums which has to be paid by Employee.
Reservations of insurance founded in Employee which lead to a reduction or exclusion of insurance benefits do not constitute an obligation of payment of the Employer within the guaranteed insurance benefits. In this case, the obligation to continuation of payments of the Employer is limited to those payments as required by law.
13.1        Social Security, Unemployment and Pension
It is a legal requirement that the Employee contributes to the Swiss state social security scheme (AVS, AI, Unemployment) and join the contributory Company's Pension Fund (LPP) in accordance with the Swiss Legislation and the rules of the Company's Pension Fund.
13.2     Insurances
In accordance with Swiss Law, Employees are insured against professional and non professional accidents and the payment of employee salary is insured in case of accidents and illness. The insurance premiums are entirely paid by PPG Industries.

13.3    Medical insurance
It is mandatory in Switzerland that the Employee takes out a private individual health insurance.
PPG Industries has set-up a collective health insurance with the insurer Intras into which the employee will need to enroll. PPG Industries will participate in the payment of the premiums with a monthly gross amount of CHF 200.- per employee and CHF 50.- for each family member unless other conditions are mentioned on the point 10 of this agreement. All necessary information is available with the Human Resources Department.

13.4    Continued Payment of Salary
In the event Employee is prevented from performing his/her duties under this Employment Agreement, fully or partially, by no fault of his/her own due to illness, accident, fulfillment of legal obligations or public office, Employee shall continue to receive 100% of his/her salary for the duration of a maximum of 720 days.
In case of pregnancy/birth, as per Swiss Law, female employees are entitled to 14 weeks of paid maternity leave from birth and will receive 100% of their salary.
Employee shall immediately notify the Employer about any special risks that are not covered by the general terms of insurance in order to include them in the insurance coverage.
14    Confidentiality
Employee shall treat confidential by and not disclose to others, or take or use for Employee's own purposes or for the purposes of others, any business matters of the Employer and the PPG Group.
Business matters are in particular production secrets and business secrets and all facts which are relevant for the business and which are not known to the public and are of a confidential nature (such as addresses of employees, suppliers and customers, the conclusion of agreements and their terms and conditions, accounting figures and figures of the balance sheet, etc.) or which have been indicated to Employee as being confidential.
These confidentiality obligations are unlimited and will remain effective after the termination of this Employment Agreement, irrespective of the cause of termination.
Employee has to keep in safe custody and surrender upon first request and at the latest at the end of this Employment Agreement, any documentation on business matters of the Employer and of the PPG Group and any copies thereof. In cases where copies cannot be surrendered (for example, in case of digital copies or data carriers or the like) such copies have to be destroyed at the time of request to surrender even if destruction of copies has not been specifically requested.
15    Intellectual Property
All inventions and designs which Employee, solely or jointly with others, makes or contributes to while performing his/her tasks and activities and fulfilling his/her duties under this Employment Agreement, all creations, data, findings, works, computer-programs, labels, methods, documents and any other results of Executive's performance under this Employment Agreement belong exclusively to the Employer regardless as to whether the results can be protected by means of intellectual property law or not. To the amount the Employer is not entitled to the rights of such results on the basis of Art. 332 para. 1 CO Executive herewith assigns and transfers his/her rights to and in connection with such results to the Employer being free to modify and use the results in its own discretion.
The Employer is entitled to acquire from Employee all inventions and designs which Employee, solely or jointly with others, makes or contributes in the course of performing his/her activities but not in the course of fulfilling his/her duties under this Employment Agreement (hereinafter: "Occasional Invention"). As soon as Employee makes or contributes to Occasional Invention employee shall inform the Employer in writing of Occasional Invention. Thereupon, the Employer has to notify Employee within 6 months in case it intends to acquire Occasional Invention. In case the Employer acquires Occasional Invention Employee is entitled to an appropriate compensation in accordance with the principles set out in Art. 332 para. 4 CO.
During and after the term of his/her Employment, Employee will support the Employer in the process of patenting inventions or registering other intellectual property he has made or contributed to.
16    Data Protection
Employee acknowledges and agrees that the Employer may store, transfer, change as well as destroy all of his personal data in connection with this Employment Agreement. Employee particularly acknowledges and agrees that the Employer has the right to transfer any of his data to other companies of the PPG Group which are inside Switzerland or abroad.
17    Amendments of Employment Agreement, Applicable Law, Place of Jurisdiction
No oral agreements exist in addition to this Employment Agreement. Any amendments or additions to this Employment Agreement must be in writing.
This Employment Agreement shall be governed by the laws of Switzerland.
This Employment Agreement is executed in 2 (two) originals in English. Any disputes arising out of this Employment Agreement have to be submitted to the courts at the domicile or seat of the defendant or at the place where Employee usually carries out his work (Art. 24 para. 1 of the Federal Law on Civil Jurisdiction).

The Employer:

Rolle, 5 November 2010

PPG Industries, Rolle
/s/ Murielle Ertrijckx
Murielle Ertrijckx
HR Manager

Employee:

/s/ Jean-Marie Greindl
Jean-Marie Greindl

ADDENDUM
TO EMPLOYMENT CONTRACT ESTABLISHED ON NOVEMBER 5, 2010 BETWEEN
PPG INDUSTRIES EUROPE SARI AND JEAN-MARIE GREINDL
New Position
Effective March 1, 2013 the employee is taking on the new position of
President PPG EMEA and Vice President Automotive Coatings EMEA
This is a band B position.
In such capacity, Employee shall report to Cynthia Niekamp, Senior Vice President Automotive Coatings in his automotive OEM coatings business leadership role and will report to Michael McGarry in his EMEA region leadership role.
Compensation
Effective March 1, 2013, the employee shall be entitled to an annual fixed salary of CHF 450'000.- payable in 13 same monthly rates.
This compensation includes the 2013 salary increase of CHF 11'600,-
Bonus/Gratifications
Within the framework of the PPG Management Award Bonus Plan (MAP) and depending on the achievement of the defined goals, Employee shall be granted a voluntary target bonus of 50% of base salary in case the defined goals are achieved by 100%, provided that this Employment Agreement has not been terminated at the time of payment of the target bonus. The payment and the amount of the target bonus are in the sole discretion of PPG and depend on the individual performance of Employee, as well as the European and worldwide business performance of the PPG Group, as per the policy in place. Individual Bonus component are based for 50% on Automotive results and for 50% on EMEA results.
Any Gratification payments that the Employer grants are always deemed to be voluntary gratifications in the free discretion of the Employer for which Employee does not have a claim and which do not entitle Employee to such payments in the future.
The bonus and gratifications, if any, are payable after deduction of the contributions to social security, pension plans and similar contributions to be borne by Employee as required by applicable laws and regulations.

Long Term Incentive
Your grant will be upgraded to the band B level as per the policy in place and will be subject to a separate communication.
February 2013 granted LTI value is CHF 200'000.-.
Long Term Incentive grant include TSRs.
All other conditions of the contract and addendum established on November 5, 2010 between PPG Industries Sari and Jean-Marie Greindl, remain in effect.
Done in Rolle on February 26, 2013.

/s/ Murielle Ertrijckx
Murielle Ertrijckx
HR Manager Switzerland
Rolle, 12 March 2013

Employee:

/s/ Jean-Marie Greindl
Jean-Marie Greindl

PPG Industries

PPG Industries Europe Sàrl
Route de City 32
1180 Rolle
Switzerland

Phone	:	+41	21	822	3000
Fax	:	+41	21	822	3100

Rolle, 28 January 2016
Personal & Confidential
Mr. Jean-Marie Greindl
Dear Jean-Marie,
We are pleased to confirm your appointment, effective 1st March 2016 to the position of Senior Vice President, Global Architectural Coatings & EMEA, and President PPG EMEA reporting to Michael McGarry.
Effective 1st March 2016, your new annual base salary will be CHF 520'000.- payable in 13 same monthly rates.
Also the target bonus changes from CHF 240'000 to CHF 312'000 starting 1st March 2016 and a separate statement will be provided to you.
All the other terms and conditions stated in your original contract of employment remain unchanged.
This document is drawn up in two copies. Please sign and return, for agreement, one copy of this letter to Pauline Mathon.
We wish you continuous success and satisfaction in your new role.
Yours sincerely,

/s/ Michael McGarry
Michael McGarry
President and CEO
Read and approved:
/s/ Jean-Marie Greindl
Jean-Marie Greindl

Date: 02/01/16